UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On June 6, 2014, ValueVision Media, Inc. issued the press release filed herewith.

For Immediate Release

ValueVision Strongly Disagrees With ISS Recommendation, Which Demonstrates ISS’s Lack of Knowledge and Understanding of the Company and Its Industry

Board Recommends Shareholders Protect Their Investment by Voting the WHITE Proxy Card FOR ValueVision’s 8 Highly Qualified Directors and Their Proven Strategy to Substantially Increase Shareholder Value

MINNEAPOLIS, MN – June 6, 2014 – ValueVision Media, Inc. (NASDAQ: VVTV) (“ValueVision” or the “Company”), a multichannel electronic retailer via TV, Internet and mobile operating as ShopHQ, today issued the following statement regarding a June 5, 2014, report by Institutional Shareholder Services (ISS), strongly disagreeing with its recommendation, which demonstrates ISS’s lack of knowledge and understanding of the Company and its multichannel retailing industry. The report relates to the election of directors to the ValueVision Board of Directors at the Company’s 2014 Annual Meeting of Shareholders to be held on Wednesday, June 18, 2014:

We strongly believe that ISS reached the wrong conclusion in failing to recommend that shareholders elect ALL of ValueVision’s eight, highly qualified director nominees.

We believe that shareholders should seriously question ISS’s report due to numerous material errors and omissions:

•	In its very first “Key Takeaway,” ISS overstates Clinton’s share ownership by no less than 250%;

•	ISS fails to disclose that Clinton, during the course of its campaign to take control of ValueVision’s Board, has reduced its ownership position from a peak of 5.9% to 4.0% of the Company’s outstanding shares, according to its latest filings;

•	Despite acknowledging that ValueVision stock, under the current Board and management team, has outperformed HSN and QVC by 120.6 and 90.7 percentage points respectively, since August 15, 2012, ISS recommends giving 50% of the Board seats to a dissident shareholder that owns only 4% of the Company’s shares, which is substantially less than the Company’s CEO;

•	ISS incorrectly states that ValueVision has only two proprietary brands, when in fact ValueVision has over 20 proprietary brands, reflecting approximately 25% of total sales, and made this fact clear to ISS;

•	ISS makes claims for the qualifications of the Clinton nominees it recommends, despite the fact that three of these nominees’ – Messrs. Bozek, Beers and Siegel – most recent experience in eCommerce was leading a startup called Evine that, despite launching more than two years ago, consists of only a single page that lacks any shopping functionality; and

•	ISS ignores Clinton’s materially dismal performances at other retailers, particularly their most recent experience at Wet Seal, which demonstrates a severe lack of understanding around the basics of retail strategy.

In considering which directors are better qualified to preserve and increase value, shareholders should seriously question ISS’s recommendation to give 50% board control to a dissident shareholder that owns substantially fewer shares than the Company’s CEO, and has been steadily selling down its position since it first publicly announced its campaign. In addition, shareholders should consider that neither ISS nor any of its analysts have any experience in eCommerce or the Company’s business.

We also question the basis for the analysis supporting ISS’s conclusion about “needed change” in proprietary brands, product mix and programming. In fact, revenue from ValueVision’s more than 20 proprietary brands grew 67% in the last two fiscal years, and now represents approximately 25% of our product mix in fiscal 2013.

The ISS report raises questions as to how shareholders can be expected to rely on an ISS recommendation that, in its very first “Key Takeaway,” materially overstates Clinton’s share ownership. For the record, as noted in many of Clinton’s and ValueVision’s filings, letters and press releases, Clinton does not, and has never, owned 10% of ValueVision’s shares. This is either an egregious mistake by ISS, or an indication that Clinton is still working in concert with Cannell Capital, which would be a violation of the SEC disclosure rules. We note that Cannell Capital, which had previously formed a 13-D group with Clinton, filed a letter criticizing the Company earlier this week. Shareholders should question whether ISS is making its recommendation based on flawed facts or on information that has not been disclosed to other shareholders.

The election of Clinton’s nominees could disrupt the progress to date of creating greater value for shareholders, derailing the Company’s progress and momentum. We urge ValueVision shareholders to support the Board that is committed to enhancing value for all shareholders.

For example, ValueVision’s Board and management team have transformed the Company over the past five years through the continued successful execution of ValueVision’s strategy, and are continuing to deliver positive results.

•	Significantly diversified and broadened its merchandise offerings;

•	Reduced the average selling price to enable customer growth;

•	Increased customer count from approximately 754,000 in 2008 to 1.4 million customers now;

•	Increased net sales by 6% and net units shipped by 28% in the first quarter of 2014 alone;

•	Reduced the cost per home over the last six years from $1.72 to $1.12;

•	Dramatically improved the customer experience and satisfaction levels;

•	Streamlined company-wide operations;

•	Enhanced fulfillment and customer service capabilities;

•	Improved the quality of the Company’s TV distribution footprint while significantly reducing the cost; and

•	Enhanced the stability and flexibility of ValueVision’s balance sheet, resulting in stronger financial performance.

Even ISS acknowledges that ValueVision’s record of delivering shareholder value is superior. Listen to what the independent experts are saying about ValueVision. All sell-side analysts that cover ValueVision have a BUY rating post Q1 2014 earnings1:

“Improvements in recent quarters appear to be driven by greater depth of SKUs in each category, thereby reducing concentration risk in product offerings. Broader product assortments are driving customer growth – YOY customer growth has trended from 7% in Q1, 22% in Q2, 20% in Q3, and 30% in Q4 to 19% in Q1. A bigger customer base increases the likelihood of sustainable long-term revenue growth, which is the driver of VVTV’s decision to lower ASPs by emphasizing products that appeal to a larger audience.” - Dougherty & Company on May 22, 2014

“The company will leverage the sales growth more in F2015 and experience very high earnings growth. We think the long-term investment thesis is intact which is that the company can grow revenue by reducing ASP, increasing transactions and the higher revenue will leverage largely fixed operating expenses leading to strong earnings growth. With ample price appreciation potential to our new price target, we are maintaining our BUY rating.” - Feltl and Company on May 22, 2014

“VVTV reported solid Q1 results… As evidence that the strategy to broaden the merchandise assortment and lower average prices is working, new customer acquisition was up 19% in Q1, paving the way for strong revenue growth in future quarters. ShopHQ has several brands and partnerships slated to launch this year: notably, a partnership featuring Shark Tank’s Mark Cuban that is being worked on for the summer.” - Craig-Hallum on May 22, 2014

“Mobile continues to grow — underscoring this mega trend in consumer behavior. We note that eCommerce sales in total were about 45% of the company’s total revenues, of which 32% (or 14% of the company’s total revenues) were conducted via a mobile device. Mobile strategies put into place last year are paying off in driving penetration via mobile. For this year, the company intends to continue these enhancements aimed at driving customer engagement and purchase frequency.” - Piper Jaffray on May 21, 2014

ValueVision’s shareholders are reminded that their vote is important, no matter how many or how few shares they own. Whether or not shareholders plan to attend the Annual Meeting, they have an opportunity to protect their investment by voting the WHITE proxy card “FOR” ValueVision’s eight highly qualified and experienced nominees: Jill Botway, John Buck, William Evans, Landel Hobbs, Sean Orr, Lowell Robinson, Randy Ronning and Keith Stewart.

Advisors

Jefferies LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP and Barnes & Thornburg LLP are acting as legal advisors to ValueVision.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any Gold proxy card sent to you by Clinton. If you have already done so, you have every right to change your vote by signing, dating and returning the WHITE proxy card TODAY. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.

(1) Permission to use quotes were neither sought nor obtained.

About ValueVision Media/ShopHQ (www.shophq.com/ir)

ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Contacts

Media:

Dawn Zaremba

ShopHQ

dzaremba@shophq.com

(952) 943-6043 O

Tim Lynch / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

David Collins / Eric Lentini

Catalyst Global LLC

vvtv@catalyst-ir.com

(212) 924-9800 O

(917) 734-0339 M

Arthur Crozier / Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

(212) 750-5833